Exhibit 10.1

INTEREST PURCHASE AGREEMENT BETWEEN

BCI IV PORTFOLIO REAL ESTATE HOLDCO LLC

AND

INDUSTRIAL PROPERTY OPERATING PARTNERSHIP LP

DATED AS OF JULY 15, 2020

i

Section 5.7	Amendment	29
Section 5.8	Governing Law	29
Section 5.9	Consent to Jurisdiction	29
Section 5.10	Assignment	30
Section 5.11	Remedies	30
Section 5.12	Waiver of Jury Trial	30
Section 5.13	Authorship	30

ii

INTEREST PURCHASE AGREEMENT

This INTEREST PURCHASE AGREEMENT, dated as of July 15, 2020 (this “Agreement”), is by and between BCI IV Portfolio Real Estate Holdco LLC (“BCI IV Holdco”), a Delaware limited liability company and an indirect subsidiary of Black Creek Industrial REIT IV Inc., a Maryland corporation (“BCI IV”), and Industrial Property Operating Partnership LP (“Company OP”), a Delaware limited partnership and a direct subsidiary of Industrial Property Trust, a Maryland real estate investment trust (the “Company). Each of BCI IV Holdco and Company OP is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Company OP desires to sell, and BCI IV Holdco desires to purchase, all of Company OP’s ownership interests (the “IPT Holdco Interests”) in IPT Real Estate Holdco LLC, a Delaware limited liability company and wholly owned subsidiary of Company OP (“IPT Holdco”) (such transaction, the “Interest Sale”);

WHEREAS, substantially all of the assets of IPT Holdco consists of general and limited partner interests in Build-To-Core Industrial Partnership I LP and Build-To-Core Industrial Partnership II LP;

WHEREAS, the Board of Trustees of the Company (the “Company Board”) has established a special committee consisting solely of independent trustees (the “Company Special Committee”) to, among other things, evaluate and, if desirable, negotiate a potential transaction with BCI IV or one or more of its subsidiaries with respect to the IPT Holdco Interests;

WHEREAS, the Board of Directors of BCI IV (the “BCI IV Board”) has established a special committee consisting solely of independent directors (the “BCI IV Special Committee”) to, among other things, evaluate and, if desirable, negotiate a potential transaction with the Company or one or more of its subsidiaries with respect to the IPT Holdco Interests;

WHEREAS, the Company Board, following the unanimous approval and recommendation of the Company Special Committee, has (i) on behalf of the Company, (a) determined that the sale of the Company’s indirect interests in IPT Holdco (including its indirect interests in Build-To-Core Industrial Partnership I LP and Build-To-Core Industrial Partnership II LP) pursuant to the Interest Sale and the other transactions contemplated by the Interest Purchase Agreement are advisable and in the best interests of Company and its shareholders, (b) determined that the sale of the Company’s indirect interests IPT Holdco (including its indirect in interests in Build-To-Core Industrial Partnership I LP and Build-To-Core Industrial Partnership II LP) pursuant to the Interest Sale and the other transactions contemplated by the Interest Purchase Agreement are fair and reasonable to the Company and on terms and conditions no less favorable to the Company than those available from an unaffiliated third party and (c) authorized and approved the sale of the Company’s indirect interests in IPT Holdco (including its indirect interests in Build-To-Core Industrial Partnership I LP and Build-To-Core Industrial Partnership

II LP) pursuant to the Interest Sale and the other transactions contemplated by the Interest Purchase Agreement, and (ii) on behalf of the Company in its capacity as the sole general partner of Company OP, on behalf of Company OP, (a) determined that the Interest Sale and other transactions contemplated by the Interest Purchase Agreement are advisable and in the best interests of Company OP and its partners and (b) authorized, approved and adopted the Interest Purchase Agreement and authorized and approved the negotiation, execution, delivery and performance by Company OP of the Interest Purchase Agreement and consummation of each of the transactions contemplated thereby (including, without limitation, the Interest Sale);

WHEREAS, the BCI IV Board, following the unanimous approval and recommendation of the BCI IV Special Committee, has (i) determined that (a) this Agreement, the Interest Sale and the other transactions contemplated by this Agreement are advisable and in the best interests of BCI IV and are fair and reasonable to BCI IV, (b) there is substantial justification for the amount by which the Purchase Price exceeds the amount that Company OP invested in IPT Holdco and that the Purchase Price is reasonable, and (c) the joint venture terms of Build-To- Core Industrial Partnership I LP and Build-To-Core Industrial Partnership II LP are fair and reasonable to BCI IV and on terms and conditions that are no less favorable than those that would be available to unaffiliated parties, and (ii) approved this Agreement, the Interest Sale and the other transactions contemplated by this Agreement and authorized BCI IV, in its capacity as the sole general partner of BCI IV Operating Partnership LP, a Delaware limited partnership (“BCI IV OP”), on behalf of BCI IV OP, in its capacity as the sole member of BCI IV Holdco, on behalf of BCI IV Holdco, to execute, deliver and perform the Purchase Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Interest Sale will be treated as a taxable sale of all of the IPT Holdco Interests by Company OP to BCI IV Holdco; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the execution of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1Definitions.

(a)For purposes of this Agreement:

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal) brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the avoidance of doubt, for purposes of this Agreement, Company, Company OP  and their subsidiaries shall not be deemed to be Affiliates of BCI IV, BCI IV OP, BCI IV Holdco and their subsidiaries.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, stock option, restricted stock, profits interest unit, performance award, outperformance, stock purchase, stock or stock-related awards, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, sick or paid time off, perquisite, retirement, profit sharing, pension, or savings or any other remuneration, compensation or employee benefit plan, agreement, program, policy or other arrangement of any kind, whether or not subject to ERISA and whether written or unwritten, or funded or unfunded.

“BCI IV Material Adverse Effect” means any Event that would reasonably be expected to prevent or materially impair or delay the ability of BCI IV Holdco to perform its material obligations hereunder or to consummate any of the transactions contemplated by this Agreement.

“BTC Entities” means (i) Build-To-Core Industrial Partnership I LP and Build-To-Core Industrial Partnership II LP, and (ii) each of the direct and indirect subsidiaries of the entities set forth in clause (i) of this definition of “BTC Entities.” For the avoidance of doubt, the BTC REITs are included in BTC Entities.

“BTC REITs” means BTC I REIT A LLC, a Delaware limited liability company, BTC I REIT B LLC, a Delaware limited liability company, and BTC II Holdco LLC, a Delaware limited liability company.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York or Denver, Colorado are authorized or required to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Leases” means each lease or sublease (including any ground lease) that (i) was in effect as of the date hereof and (ii) to which any IPT Holdco Subsidiary is a party as lessor or sublessor with respect to any Company Property (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).

“Company Material Adverse Effect” means any Event that (i) is material and adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the IPT Holdco Subsidiaries, taken as a whole, or (ii) will prevent or materially impair or delay the ability of Company OP to consummate the Interest Sale or any of the transactions contemplated by this Agreement; provided that for purposes of clause (i) “Company Material Adverse Effect” shall not include any Event to the extent arising out of or resulting from (A) any failure of any IPT Holdco Subsidiary to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided that any Event giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect), (B) any changes that affect the real estate industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (F) the negotiation, execution, or delivery of this Agreement, or performance in accordance with the terms of this Agreement, or the public announcement of the Interest Sale or the other transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors (including stockholders), venture partners or employees, (G) earthquakes, hurricanes, floods or other natural disasters, (H) changes in Law or GAAP (or the interpretation or enforcement thereof), or (I) any Action, made or initiated by any holder of common stock of the Company, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated hereby, which in the case of each of clauses (B), (C), (D), (E) and (H) do not disproportionately affect the IPT Holdco Subsidiaries, taken as a whole, relative to other Persons in the industrial real estate industry in the United States, and in the case of clause (G), do not disproportionately affect the IPT Holdco Subsidiaries, taken as a whole, relative to other Persons in the real estate industry in the geographic regions in which the IPT Holdco Subsidiaries operate, own or lease properties.

“Company Material Contract” means any contract (other than contracts that (x) are terminable upon not more than thirty (30) days’ notice without a penalty or premium, or (y) are among IPT Holdco Subsidiaries) to which any IPT Holdco Subsidiary is a party to or bound by that, as of the date hereof:

(i)obligates any IPT Holdco Subsidiary to make non-contingent aggregate annual expenditures (other than principal or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $5,000,000, except for any Company Lease or any ground lease pursuant to which any third party is a lessee or sublessee on any Company Property;

(ii)contains any non-compete, non-solicit or exclusivity provisions with respect to any line of business or geographic area that restricts the business of any IPT Holdco Subsidiary, or that otherwise restricts the lines of business conducted by any IPT Holdco Subsidiary or the geographic area in which any IPT Holdco Subsidiary may conduct business;

(iii)is an agreement (other than the organizational documents of any IPT Holdco Subsidiary) that obligates any IPT Holdco Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of any IPT Holdco Subsidiary pursuant to which a IPT Holdco Subsidiary is the indemnitor;

(iv)constitutes an Indebtedness obligation of any IPT Holdco Subsidiary with a principal amount as of the date hereof greater than $5,000,000;

(v)requires any IPT Holdco Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Lease or a ground lease pursuant to which any third party is a lessee or sublessee on any Company Property) with a fair market value in excess of $5,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Company Lease or any ground lease pursuant to which any third party is a lessee or sublessee on any Company Property;

(vi)constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(vii)constitutes a joint venture, partnership or limited liability company or strategic alliance agreement between any IPT Holdco Subsidiary, on the one hand, and any third party, on the other hand; or

(viii)constitutes a loan to any Person (other than a wholly owned subsidiary of IPT Holdco) by any IPT Holdco Subsidiary (other than advances or rent relief made in connection with or pursuant to and expressly disclosed in the Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties) in an amount in excess of $5,000,000.

For the avoidance of doubt, the term “Company Material Contract” does not include any Company Leases.

“Company Partnership Agreement” means that certain Third Amended and Restated Limited Partnership Agreement of Company OP, dated as of February 3, 2020, as such agreement may be amended from to time.

“Company Permitted Liens” means any of the following: (i) Liens for Taxes or governmental assessments, charges or claims of payment not yet due, that are being contested in good faith or for which adequate accruals or reserves have been established; (ii) Liens that are a cashier’s, landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business; (iii) Liens that are a zoning regulation, entitlement or other land use or environmental regulation by any Governmental Authority; (iv) Liens that are disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet); (v) Liens arising under any Company Material Contracts, or leases to third parties for the occupation of portions of Company Properties as tenants only by such third parties in the ordinary course of the business of any IPT Holdco Subsidiary; (vi) non-monetary Liens that are recorded in a public record or disclosed on existing title policies or surveys; or (vii) non-monetary Liens, limitations, title defects, covenants, restrictions or reservations of interests in title that are disclosed on existing title policies or do not interfere materially with the current use of the property affected thereby (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property.

“Company Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, in whole or in part, by any IPT Holdco Subsidiary as of the date hereof (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“DSOS” means the Secretary of State of the State of Delaware.

“Event” means an effect, event, change, development, circumstance, condition or occurrence.

“Environmental Law” means any Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (solely as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” means any permit, approval, license or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with such Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“Hazardous Substances” means (i) any “hazardous substance” as that term is defined under the Comprehensive Environmental Response, Compensation and Liability Act, (ii) any “hazardous waste” as that term is defined under the Resource Conservation and Recovery Act, and (iii) petroleum and petroleum products, including crude oil and any fractions thereof, polychlorinated biphenyls, asbestos and radon.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v)

all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, and (viii) any agreement to provide any of the foregoing; provided that for purposes of clarity, “Indebtedness” shall not include trade payables. For purposes of clauses (i) and (vi) of this definition of “Indebtedness”, such obligations shall be valued at the termination value thereof.

“Intellectual Property” means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights, copyrightable works and database rights,

(iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPT Holdco Subsidiary” means IPT Holdco and any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (i) IPT Holdco directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) IPT Holdco or any Person that is an IPT Holdco Subsidiary by reason of the application of clause (i) or clause (iii) of this definition of “IPT Holdco Subsidiary” is a general partner, manager, managing member, operating member, trustee, director or the equivalent, or (iii) IPT Holdco, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest. For the avoidance of doubt, the term IPT Holdco Subsidiary shall include IPT BTC I LP LLC, IPT BTC I GP LLC, IPT BTC II LP LLC, IPT BTC II GP LLC and the BTC Entities.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” or “Knowledge of Company OP” means the actual knowledge of the persons named in Section 1.1 of the Company Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations and Orders promulgated by any Governmental Authority.

“Lien” means, with respect to any asset (including any security), any mortgage, deed of trust, condition, covenant, lien, pledge, charge, security interest, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Company Lease” means all (i) ground leases under which the interest of a IPT Holdco Subsidiary in Company Properties is a leasehold interest, and (ii) Company Leases with annual rent in excess of $500,000.

“Order” means a judgment, writ, order, injunction or decree of any Governmental Authority.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Property Permit” means any certificate, variance, permit, approval, license or other authorization required from any Governmental Authority having jurisdiction over the applicable Company Property.

“REIT” means a real estate investment trust within the meaning of Section 856 of the

Code.

“Representative” means, with respect to any Person, one or more of such Person’s directors, officers, trustees, members, managers, partners, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts, in each case, imposed by and payable to any Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

(b)The following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Terms	Location of Definition
Agreement	Preamble
BCI IV	Recitals

Defined Terms	Location of Definition
BCI IV Board	Recitals
BCI IV Holdco	Preamble
BCI IV OP	Recitals
BCI IV Special Committee	Recitals
Company	Preamble
Company Board	Recitals
Company OP	Preamble
Company Permits	Section 3.4(a)
Company Special Committee	Recitals
Company Third Party	Section 3.14(d)
Company Title Insurance Policy	Section 3.14(f)
Closing	Section 2.1
Closing Date	Section 2.2
Interest Sale	Recitals
IPT Holdco	Recitals
IPT Holdco Interests	Recitals
Maryland Court	Section 5.9
Party(ies)	Preamble
Purchase Price	Section 2.4
Rent Roll	Section 3.14(d)
SEC	Section 3.5
Transfer Taxes	Section 2.6

Section 1.2Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement;

(b)the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)references to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and all attachments thereto and instruments incorporated therein (and, in the case of statutes, include any rules and regulations promulgated under the statute);

(f)all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g)the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms;

(h)references to a Person are also to its successors and permitted assigns;

(i)except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”;

(j)all uses of currency or the symbol “$” in this Agreement refer to U.S. dollars; and

(k)where this Agreement states that a Party “shall,” “will” or “must” perform in some manner, it means that the Party is legally obligated to do so under this Agreement.

ARTICLE 2

PURCHASE AND SALE; CLOSING

Section 2.1    Sale and Purchase of the IPT Holdco Interests.  Effective as of the closing of the Interest Sale (the “Closing”), upon the terms and subject to the conditions set forth in this Agreement, Company OP hereby sells, transfers and delivers to BCI IV Holdco, free and clear of any Liens, all of Company OP’s right, title and interest in, to and under the IPT Holdco Interests, including any and all interests of Company OP in and to all profits, losses, distributions and capital in connection with the IPT Holdco Interests and any and all voting rights of Company OP with respect to the IPT Holdco Interests under the governance documents of IPT Holdco from and after the Closing Date. Effective as of the Closing, BCI IV Holdco hereby receives, purchases, accepts and assumes the IPT Holdco Interests from Company OP.

Section 2.2 Closing. The Closing will take place remotely via an exchange  of  documents and signatures on the date hereof, or at such other time and place as the Parties may mutually agree upon in writing (the “Closing Date”), at which time the documents and instruments referred to in Section 2.3 of this Agreement will be delivered by the Parties.

Section 2.3Closing Deliveries.

(a)Company and Company OP Deliveries. Prior to or at the Closing, Company OP will deliver, or cause to be delivered, to BCI IV Holdco (or as otherwise indicated) the following:

(i)a good standing certificate of IPT Holdco, certified by the DSOS as of a date no more than ten (10) Business Days prior to the Closing Date;

(ii)a copy of the Certificate of Formation of IPT Holdco, certified by the DSOS as of a date no more than ten (10) Business Days prior to the Closing Date;

(iii)certificates that comply with Sections 1445 and 1446(f) of the Code, executed by an executive officer of Company, in its capacity as the sole general partner of Company OP, certifying as to Company OP’s non-foreign status;

(iv)all approvals, amendments, consents and waivers obtained in connection with the Interest Sale, including those necessary to make the representations set forth at Section 3.5(b) true and correct; and

(v)all other certificates, instruments and documents reasonably necessary or appropriate to consummate the Interest Sale.

(b)BCI IV Holdco Deliveries. Prior to or at the Closing, BCI IV Holdco will deliver, or cause to be delivered, to Company OP the following:

(i)the Purchase Price payable in the manner described in Section 2.4; and

(ii)all other certificates, instruments and documents reasonably necessary or appropriate to consummate the Interest Sale.

Section 2.4  Purchase Price.  Upon the terms and subject  to the conditions set  forth in this Agreement, BCI IV Holdco agrees to deliver to the Company OP on the Closing Date an amount in cash equal to Three Hundred and One Million Dollars ($301,000,000) (the “Purchase Price”) by wire transfer or delivery of other immediately available funds to such account or accounts as specified in writing by Company prior to the Closing.

Section 2.5 Withdrawal and Substitution. Effective as of the Closing, Company OP hereby withdraws from IPT Holdco as a member thereof and does thereupon cease to have or exercise any right or power as a member of IPT Holdco. Effective as of the Closing, BCI IV Holdco is hereby admitted to IPT Holdco as a substitute member with respect to the IPT Holdco Interests, and BCI IV Holdco’s execution of this Agreement signifies its agreement to be bound by the terms and conditions of the limited liability company agreement of IPT Holdco. The Parties agree that the assignment and assumption of the IPT Holdco Interests, the admission of BCI IV Holdco as a substitute member of IPT Holdco and Company OP’s withdrawal as a member of IPT Holdco shall not dissolve IPT Holdco.

Section 2.6 Transfer Taxes. BCI IV Holdco and Company OP shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.

Section 2.7  REIT Status of the BTC REITs.  After the Closing Date though the end of the taxable year that includes the Closing Date, BCI IV Holdco shall use its commercially reasonable efforts to maintain the status of each of the BTC REITs as a REIT.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY OP

Company OP hereby represents and warrants to BCI IV Holdco that:

Section 3.1Organization and Qualification.

(a)Company OP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Company OP has the requisite organizational power and authority to own, lease, hold, encumber and operate its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)Each IPT Holdco Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease, hold, encumber and operate its properties and to carry on its business as it is now being conducted. Each IPT Holdco Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)Section 3.1(c) of the Company Disclosure Letter sets forth a true, complete and correct list of the IPT Holdco Subsidiaries, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each IPT Holdco Subsidiary, (ii) the type of and percentage of interest held by Company OP or an IPT Holdco Subsidiary in each IPT Holdco Subsidiary and (iii) the names of and the type of and percentage of interest held by any Person other than Company OP or an IPT Holdco Subsidiary in each IPT Holdco Subsidiary.

(d)No IPT Holdco Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person other than in other IPT Holdco Subsidiaries and investments in short-term investment securities.

Section 3.2Organizational Documents.

(a)Company OP has made available to BCI IV Holdco true, complete and correct copies of IPT Holdco’s limited liability company agreement as amended and in effect on the date hereof.

(b)To the extent requested by BCI IV Holdco, Company OP has made available to BCI IV Holdco true, complete and correct copies of the organizational documents of the IPT Holdco Subsidiaries as in effect on the date hereof.

Section 3.3Capital Structure.

(a)There are no outstanding bonds, debentures, notes or other Indebtedness of any IPT Holdco Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which other equity holders of any IPT Holdco Subsidiary may vote (whether together with such holders or as a separate class).

(b)All of the outstanding shares of capital stock of each of the IPT Holdco Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the IPT Holdco Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All of the shares of capital stock and other ownership interests of the IPT Holdco Subsidiaries that are owned, directly or indirectly, by Company OP are owned by Company OP free and clear of all encumbrances other than Company Permitted Liens or statutory or other Liens for Taxes or assessments that are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals and reserves are being maintained on the Company’s financial statements (if such reserves are required pursuant to GAAP).

(c)There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which any of the IPT Holdco Subsidiaries is a party or by which any of them is bound obligating any of the IPT Holdco Subsidiaries to (i) issue, deliver, transfer or sell or create, or cause to be issued, delivered, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of any IPT Holdco Subsidiary or securities convertible into or exchangeable for such shares or equity interests,
(ii)issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments, or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests.

(d)Other than pursuant to the organizational documents of the IPT Holdco Subsidiaries, no IPT Holdco Subsidiary is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock or other equity interests of any of the IPT Holdco Subsidiaries or which restrict the transfer of any such shares, nor are there any third-party agreements or understandings with respect to the voting of any such shares or equity interests or which restrict the transfer of any such shares or equity interests.

(e)No IPT Holdco Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.

(f)All dividends or other distributions on the equity securities of any IPT Holdco Subsidiary that have been authorized or declared prior to the date hereof have been paid in full.

Section 3.4Authority.

(a)Company OP has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which Company OP is a party, including the Interest Sale. The execution, delivery and performance of this Agreement by Company OP and the consummation by Company OP of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on behalf of Company OP, and no other proceedings on the part of Company OP are necessary to authorize this Agreement or the Interest Sale or to consummate the other transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by Company OP, and assuming due authorization, execution and delivery by BCI IV Holdco, constitutes a legally valid and binding obligation of Company OP enforceable against Company OP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)The Company Board, at a duly held meeting, following the unanimous approval and recommendation of the Company Special Committee, has (i) on behalf of the Company, (a) determined that the sale of the Company’s indirect interests in IPT Holdco (including its indirect interests in Build-To-Core Industrial Partnership I LP and Build-To-Core Industrial Partnership II LP) pursuant to the Interest Sale and the other transactions contemplated by the Interest Purchase Agreement are advisable and in the best interests of Company and its shareholders, (b) determined that the sale of the Company’s indirect interests IPT Holdco (including its indirect in interests in Build-To-Core Industrial Partnership I LP and Build-To- Core Industrial Partnership II LP) pursuant to the Interest Sale and the other transactions contemplated by the Interest Purchase Agreement are fair and reasonable to the Company and on terms and conditions no less favorable to the Company than those available from an unaffiliated third party and (c) authorized and approved the sale of the Company’s indirect interests in IPT Holdco (including its indirect interests in Build-To-Core Industrial Partnership I LP and Build- To-Core Industrial Partnership II LP) pursuant to the Interest Sale and the other transactions contemplated by the Interest Purchase Agreement, and (ii) on behalf of the Company in its capacity as the sole general partner of Company OP, on behalf of Company OP, (a) determined that the Interest Sale and other transactions contemplated by the Interest Purchase Agreement are advisable and in the best interests of Company OP and its partners and (b) authorized, approved and adopted the Interest Purchase Agreement and authorized and approved the negotiation, execution, delivery and performance by Company OP of the Interest Purchase Agreement and consummation of each of the transactions contemplated thereby (including, without limitation, the Interest Sale), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way.

Section 3.5No Conflict; Required Filings and Consents.

(a)Assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained, all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired, the execution and delivery of this Agreement by Company OP does not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of the Company Partnership Agreement, or any equivalent organizational document of any IPT Holdco Subsidiary, (ii) conflict with or violate any Law applicable to Company OP or any IPT Holdco Subsidiary or by which any property or asset of Company OP or any IPT Holdco Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 3.5(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of Company OP or any IPT Holdco Subsidiary under, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Company OP or any IPT Holdco Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Company OP or any IPT Holdco Subsidiary is a party, except, as to clause (ii) or (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and except as to clause
(iii)for consents and approvals that have been obtained and delivered to BCI IV Holdco in accordance with Section 2.3(a)(iv).

(b)The execution and delivery of this Agreement by Company OP does not, and the performance of this Agreement by Company OP will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except
(i)the filing with the SEC of such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such filings as may be required in connection with state and local Transfer Taxes, and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6Permits; Compliance with Law.

(a)Except for the Environmental Permits and the Property Permits, which are addressed solely in Section 3.13 and Section 3.14, respectively, each IPT Holdco Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority necessary for the lawful conduct of their respective businesses (such permits, excluding Environmental Permits and Property Permits, the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of such Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each IPT Holdco Subsidiary is in compliance with the terms of the Company Permits, except where the failure to so comply does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, no IPT Holdco Subsidiary has received any written notice nor has any Knowledge indicating that it currently is not in compliance in any material respect with the terms of any Company Permit.

(b)No IPT Holdco Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to it or by which any property or asset of it is bound (except for Laws addressed in Section 3.10, Section 3.12, Section 3.13, or Section 3.14 which are solely addressed in those Sections), or (ii) any Company Permits, except, in the case of clauses (i) and (ii), for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.7Financial Statements; No Undisclosed Material Liabilities.

(a)The financial statements of the BTC Entities provided to BCI IV have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments), the financial position of the BTC Entities as of their respective dates and the consolidated statements of income and the consolidated cash flows of the BTC Entities for the periods presented therein.

(b)Except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, there are no material liabilities of any IPT Holdco Subsidiary of any nature that would be required under GAAP to be set forth on the financial statements of the Company or the notes thereto, other than: (a) liabilities reflected or reserved against as required by GAAP on Company’s most recent consolidated balance sheet (or notes thereto) included in the forms, documents, statements, schedules and reports required to be filed by Company with the Securities and Exchange Commission (the “SEC”) since January 1, 2016; (b) liabilities incurred in connection with the transactions contemplated by this Agreement; or (c) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2019.

Section 3.8 No Default. Except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, no IPT Holdco Subsidiary is in default or violation of any term, condition or provision of (a) the organizational documents of any IPT Holdco Subsidiary, or (b), any loan or credit agreement, note, or any bond, mortgage or indenture, to which any IPT Holdco Subsidiary is a party or by which any IPT Holdco  Subsidiary or any of its properties or assets is bound.

Section 3.9 Litigation. Except as individually or in  the  aggregate  would  not reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, (a) there is no Action pending or, to the Knowledge of Company OP, threatened against any IPT Holdco Subsidiary and (b) no IPT Holdco Subsidiary, nor any of their respective properties, is subject to any outstanding Order of any Governmental Authority.

Section 3.10 Taxes.

(a)Except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, each IPT Holdco Subsidiary has timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were true, complete and correct in all respects. Each IPT Holdco Subsidiary has duly and timely paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all Taxes required to be paid by them, whether or not shown on any Tax Return, except where the failure to pay or make provisions for such Taxes would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(b)Except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, (i) there are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to the Knowledge of Company OP, threatened with regard to any material Taxes or Tax Returns of any IPT Holdco Subsidiary;
(ii)no material deficiency for Taxes of any IPT Holdco Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Company OP, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies that are being contested in good faith; (iii) no IPT Holdco Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) no IPT Holdco Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) no IPT Holdco Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law). No claim has been made by a Governmental Authority in a jurisdiction where a IPT Holdco Subsidiary does not file Tax Returns that such IPT Holdco Subsidiary is or may be subject to taxation in that jurisdiction.

(c)Except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, no IPT Holdco Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during their current taxable year.

(d)For all taxable years commencing with its first taxable year, except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, no IPT Holdco Subsidiary incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code that have not been previously paid, and (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs). Except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, no IPT Holdco Subsidiary has incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. Except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, no Event has occurred, and no condition or circumstance exists, that presents a material risk that any material liability for Taxes described clause (i) of the first sentence of this paragraph or the preceding sentence or any liability for Taxes described in clause (ii) of the first sentence of this paragraph will be imposed upon any IPT Holdco Subsidiary.

(e)Except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, each IPT Holdco Subsidiary  has complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(f)Except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, there are no Tax Liens upon any property or assets of any IPT Holdco Subsidiary, except (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which  adequate reserves have been established in accordance with GAAP or (ii) the Company Permitted Liens.

(g)Except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, there are no Tax allocation or sharing agreements or similar arrangements with respect to or involving any IPT Holdco Subsidiary.

(h)Except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, no IPT Holdco Subsidiary has requested, received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(i)Except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, no IPT Holdco Subsidiary has (i) been a member of an affiliated group filing a consolidated federal income Tax Return (other than the group the common parent of which was Company) nor (ii) has any liability for the Taxes of any Person (other than any IPT Holdco Subsidiary) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or (B) as a transferee or successor, by contract, or otherwise.

(j)Except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, no IPT Holdco Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(k)Except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, no IPT Holdco Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(l)No written power of attorney that has been granted by any IPT Holdco Subsidiary is currently in force with respect to any matter relating to Taxes, except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect.

(m)Based solely on the analysis performed by an external advisor to Company OP, to the Knowledge of Company OP, there are no Transfer Taxes that are anticipated to become payable in connection with the transactions contemplated by this Agreement.

Section 3.11 Benefit Plans; Employees.

(a)No IPT Holdco Subsidiary (i) maintains, sponsors, contributes to or has any liability (whether actual or contingent) with respect to, and (ii) has ever maintained, sponsored, contributed to or had any liability (whether actual or contingent) with respect to, any Benefit Plan. No IPT Holdco Subsidiary has any contract, plan or commitment, whether or not legally binding, to adopt or sponsor any Benefit Plan.

(b)No IPT Holdco Subsidiary has, nor has ever had, any employees.

(c)No IPT Holdco Subsidiary or any of any of their respective ERISA Affiliates maintains, contributes to, or participates in, or has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA).

Section 3.12 Intellectual Property. To the Knowledge of Company OP, no Intellectual Property used by any IPT Holdco Subsidiary infringes or is alleged to infringe any Intellectual

Property rights of any third party, except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect. To the Knowledge of Company OP, except, individually or in the aggregate, as would not be reasonably expected to have a Company Material Adverse Effect, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of any IPT Holdco Subsidiary. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each IPT Holdco Subsidiary owns or is licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of the IPT Holdco Subsidiaries as it is currently conducted.

Section 3.13 Environmental Matters. Except (i) as set forth in Section 3.13 of the Company Disclosure Letter or (ii) as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a)each IPT Holdco Subsidiary is in compliance with all Environmental Laws;

(b)each IPT Holdco Subsidiary has all Environmental Permits necessary to conduct its current operations and is in compliance with such Environmental Permits;

(c)no IPT Holdco Subsidiary has received any written notice, demand, letter or claim alleging that it is in violation of, or liable under, any Environmental Law or that any Order has been issued against it that remains unresolved;

(d)there is no Action pending, or, to the Knowledge of Company OP, threatened against any IPT Holdco Subsidiary under any Environmental Law;

(e)no IPT Holdco Subsidiary has entered into or agreed to any Order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances; and

(f)no IPT Holdco Subsidiary has caused any release of a Hazardous Substance that would be required to be investigated or remediated by any IPT Holdco Subsidiary under any Environmental Law.

Notwithstanding any other provision of this Agreement, this Section 3.13 contains the exclusive representations and warranties of Company OP with respect to environmental matters, Environmental Laws or Hazardous Substances.

Section 3.14 Properties.

(a)The IPT Holdco Subsidiaries own good and valid fee simple title or leasehold title (as applicable) to the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens. Section 3.14(a) of the Company Disclosure Letter sets forth a true, compete and correct list of the address of each Company Property.

(b)The IPT Holdco Subsidiaries have in effect all Property Permits or agreements, easements or other rights that are necessary to permit the current use and operation of the buildings and improvements on any of the Company Properties, except for such failures to have in effect that, individually or in the aggregate, would not reasonably be expected to have a

Company Material Adverse Effect. No IPT Holdco Subsidiary has received (i) written notice that any Property Permit or any agreement, easement or other right that is necessary to permit the current use and operation of the buildings and improvements on any of the Company Properties is not in full force and effect as of the date hereof (or of any pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect that, individually, or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(c)Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, no condemnation, eminent domain or similar proceeding is pending with respect to any owned Company Property, and no IPT Holdco Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of Company Properties or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Company Property.

(d)Except as set forth in the Rent Roll or as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (x) no IPT Holdco Subsidiary has given or received written notice of any breach or violation of, or default under, any Material Company Lease, which breach, violation or default remains outstanding and uncured; (y) no tenant under a Material Company Lease is in monetary default under such Material Company Lease, which default remains outstanding and uncured; and (z) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the applicable IPT Holdco Subsidiary and, to the Knowledge of Company OP, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). True and complete (in all material respects) copies of all Material Company Leases have been made available to BCI IV Holdco. Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the information set forth under the headings “Tenant,” “Currently Monthly Rent,” “Lease From, “Lease To,” “Lease Area,” and “Rent Increase” in the rent rolls for each of the Company Properties, as of June 30, 2020, which rent rolls have previously been made available to BCI IV Holdco (including an indication of whether any Company Property is subject to net leases), are true and correct (the “Rent Roll”).

(e)Except for Company Permitted Liens or as set forth in the Company Leases, Company Title Insurance Policies (and all documents referenced therein) or the organizational documents of the IPT Holdco Subsidiaries, or as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof that would materially adversely affect any IPT Holdco Subsidiary’s, ownership, ground lease or other interest, or right to use, a Company Property subject to a Material Company Lease, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by any IPT Holdco Subsidiary, which, in each case, is in favor of any party other than any IPT Holdco Subsidiary (a “Company Third Party”).

(f)Except pursuant to a Company Lease, or any ground lease affecting any Company Property, no IPT Holdco Subsidiary is a party to any agreement pursuant to which any IPT Holdco Subsidiary manages or manages the development of any real property for any Company Third Party.

(g)For each Company Property, policies of (i) title insurance have been issued insuring, as of the effective date of each such insurance policy, fee simple title interest held by the applicable IPT Holdco Subsidiary with respect to the Company Properties that are not subject to the ground leases, and (ii) leasehold insurance have been issued insuring, as of the effective date of each such insurance policy, the leasehold interest that the applicable IPT Holdco Subsidiary holds with respect to each Company Property that is subject to a ground lease (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”). Except as, individually or in the aggregate, would not be reasonably expected to have a  Company Material Adverse Effect, no written claim has been made against any Company Title Insurance Policy.

(h)The IPT Holdco Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by it as of the date hereof (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the IPT Holdco Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens and Liens that would not reasonably be expected to have a Company Material Adverse Effect.

(i)No IPT Holdco Subsidiary (i) has received written notice of any structural defects relating to any Company Property that would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) has received written notice of any physical damage to any Company Property that would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue, subject to reasonable deductibles and retention limits.

Section 3.15 Material Contracts. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable against the applicable IPT Holdco Subsidiary and, to the Knowledge of Company OP, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Each IPT Holdco Subsidiary has performed all obligations required to be performed by it under each Company Material Contract and, to the Knowledge of Company OP, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No IPT Holdco Subsidiary nor, to the Knowledge of Company OP, any other party thereto, is in breach or violation of, or default under, any  Company Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Company Material Contract, except where in each case such violation, breach or default is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, no IPT Holdco Subsidiary has received written notice of any material violation or material default under any Company Material Contract. Section 3.15 of the Company Disclosure Letter sets forth a true, complete and correct list of all outstanding Indebtedness of IPT Holdco Subsidiaries as of the date set forth therein, other than Indebtedness payable to another IPT Holdco Subsidiary.

Section 3.16 Insurance. The IPT Holdco Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks which the IPT Holdco Subsidiaries believe are adequate for the operation of their respective businesses and the protection of their respective assets. As of the date hereof, and except as, individually or in the aggregate,  would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no claim by any IPT Holdco Subsidiary pending under any such insurance policies that has been denied or disputed by the insurer. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, all premiums due and payable under all Company Insurance Policies have been paid, and each IPT Holdco Subsidiary has otherwise complied in all material respects with the terms and conditions of its respective Company Insurance Policies. Except as individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of Company OP, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by any IPT Holdco Subsidiary with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 3.17  Brokers.  Except for the fees and expenses payable to the Persons set forth in Section 3.17 of the Company Disclosure Letter, no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, Company OP or any IPT Holdco Subsidiary.

Section 3.18  Related-Party Transactions.  Except  for or pursuant to this Agreement or  as set forth in the Company SEC Documents, from January 1, 2020 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between an IPT Holdco Subsidiary, on the one hand, and any Affiliates (other than other IPT Holdco Subsidiaries) thereof, on the other hand, that would be required to be disclosed by the Company under Item 404 of Regulation S-K promulgated by the SEC.

Section 3.19 Investment Company Act. No IPT Holdco Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 3.20 No Other Representations and Warranties.  Except for the representations or warranties expressly set forth in this Article 3, neither Company OP nor any other Person has made any representation or warranty, expressed or implied, with respect to Company OP or the IPT Holdco Subsidiaries, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Company OP or the IPT Holdco Subsidiaries. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Company in this Article 3, neither Company nor any other Person makes or has made any representation or warranty to BCI IV Holdco or any of its Affiliates or Representatives with respect to, any oral or written information presented to BCI IV Holdco or any of its Affiliates or Representatives in the course of their due diligence of Company OP or the IPT Holdco Subsidiaries, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BCI IV HOLDCO

BCI IV Holdco hereby represents and warrants to Company OP that:

Section 4.1 Organization and Qualification. BCI IV Holdco is a limited  liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. BCI IV Holdco has the requisite organizational power and authority to own, lease, hold, encumber and operate its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a BCI IV Material Adverse Effect.

Section 4.2Authority.

(a)BCI IV Holdco has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which BCI IV Holdco is a party, including the Interest Sale. The execution and delivery and performance by BCI IV Holdco of this Agreement and the consummation by BCI IV Holdco of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on behalf of BCI IV Holdco, and no other proceedings on the part of BCI IV Holdco are necessary to authorize this Agreement or the Interest Sale or to consummate the other transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by BCI IV Holdco and assuming due authorization, execution and delivery by Company OP, constitutes a legally valid and binding obligation of BCI IV Holdco, enforceable against BCI IV Holdco in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)The BCI IV Board, following the unanimous approval and recommendation of the BCI IV Special Committee, has (i) determined that (a) this Agreement, the Interest Sale and the other transactions contemplated by this Agreement are advisable and in the best interests of BCI IV and are fair and reasonable to BCI IV, (b) there is substantial justification for the amount by which the Purchase Price exceeds the amount that Company OP invested in IPT Holdco and that the Purchase Price is reasonable, and (c) the joint venture terms of Build-To-Core Industrial Partnership I LP and Build-To-Core Industrial Partnership II LP are fair and reasonable to BCI IV and on terms and conditions that are no less favorable than those that would be available to unaffiliated parties, and (ii) approved this Agreement, the Interest Sale and the other transactions contemplated by this Agreement and authorized BCI IV, in its capacity as the sole general partner of BCI IV OP, on behalf of BCI IV OP, in its capacity as the sole member of BCI IV Holdco, on behalf of BCI IV Holdco, to execute, deliver and perform the Purchase Agreement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way.

Section 4.3No Conflict; Required Filings and Consents.

(a)Assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained, all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, the execution and delivery of this Agreement by BCI IV Holdco does not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of any organizational or governing document of BCI IV Holdco, or (ii) conflict with or violate any Law applicable to BCI IV Holdco or by which any property or asset of BCI IV Holdco is bound, except, as to this clause (ii), for any such conflicts or violations that, individually or in the aggregate, would not reasonably be expected to have a BCI IV Material Adverse Effect.

(b)The execution and delivery of this Agreement by BCI IV Holdco does not, and the performance of this Agreement by BCI IV Holdco will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such filings as may be required in connection with state and local Transfer Taxes, and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a BCI IV Material Adverse Effect.

Section 4.4 Investment Representation. BCI IV Holdco is acquiring the IPT Holdco Interests for its own account for purposes of investment and not with a view to the distribution of its interests therein or dividing all or any part of its interest therein with any other Person. BCI IV Holdco acknowledges that the sale of the IPT Holdco Interests has not been registered under Law (including the Securities Act and any state, local or foreign securities laws) and that the IPT Holdco Interests may not be transferred without registration under, pursuant to an exemption from or in a transaction not subject to, Law.

Section 4.5Taxes.

(a)BCI IV Holdco’s indirect ownership of the BTC REITs will not cause a material amount received or accrued by any BTC REIT during such BTC REIT’s taxable year that includes the Closing Date to fail to be to treated as “rents from real property” within the meaning of Section 856(d) of the Code by reason of Section 856(d)(2)(B) of the Code to the extent that it would cause such BTC REIT to fail to meet the requirements of Sections 856(c)(2) or 856(c)(3) of the Code for such year.

(b)BCI IV Holdco’s indirect ownership of the BTC REITs will not cause any BTC REIT to be “closely held” as determined under Section 856(h) of the Code at any time during such BTC REIT’s taxable year that includes the Closing Date.

ARTICLE 5

GENERAL PROVISIONS

Section 5.1 Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants or agreements made by Company OP in this Agreement or in any instrument delivered by Company OP pursuant to this Agreement (including the Company Disclosure Letter), including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing, and from and after the Closing, BCI IV Holdco shall have no recourse against, and hereby fully releases, Company OP and its Affiliates and their respective shareholders, members, partners, directors, trustees, officers, sponsors, advisors, managers, agents or other representatives (other than with respect to any actual and intentional fraud with respect to the making of any representation or warranty set forth in Article 3).

Section 5.2 Public Announcements. The Parties hereto shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and, except as otherwise permitted or required by this Agreement, none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing with respect to this Agreement or any of the transactions contemplated by this Agreement as may be required by Law (including as may be required to avoid suspending an ongoing public offering), Order or the applicable rules of any stock exchange, in which case such Party shall consult with the other Party before making such public statement or filing with respect to this Agreement or any of the transactions contemplated by this Agreement, except to the extent it is not reasonably practicable to do so.

Section 5.3 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and delivered (i) in person, (ii) by electronic mail including a .pdf attachment (providing confirmation of transmission), or (iii) sent by prepaid overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by like notice):

(a)	if to Company to:

Industrial Property Trust

518 Seventeenth Street, 17th Floor

Denver, CO 80202

Attn:John Woodberry, Chairman of the Company Special Committee

email: john@woodberryholdings.com

with a copy (which shall not constitute notice) to:

Industrial Property Trust

518 Seventeenth Street, 17th Floor

Denver, CO 80202

Attn:	Thomas G. McGonagle, Managing Director & Chief Financial Officer

Joshua J. Widoff, Managing Director & Chief Legal Officer

email: tom.mcgonagle@blackcreekgroup.com

josh.widoff@blackcreekgroup.com

and to:

Hogan Lovells US LLP

555 13th Street NW

Washington, DC 20004

Attn:David Bonser

Stacey McEvoy

email: david.bonser@hoganlovells.com

stacey.mcevoy@hoganlovells.com

(b)if to BCI IV Holdco to:

BCI IV Portfolio Real Estate Holdco LLC

518 Seventeenth Street, 17th Floor,

Denver, CO 80202

Attn:Charles B. Duke, Chairman of the BCI IV Special Committee

email: charlesbduke@gmail.com

with a copy (which shall not constitute notice) to:

DLA Piper US LLP

4141 Parklake Avenue, Suite 300

Raleigh, NC 27612-2350

Attn:Robert Bergdolt

email: rob.bergdolt@dlapiper.com

All notices, requests, claims, consents, demands and other communications under this Agreement shall be deemed duly given or made (A) if delivered in person, on the date delivered,

(B)if sent by electronic mail (providing confirmation of transmission), on the date it was received, or (C) if sent by prepaid overnight courier, on the next Business Day (providing proof of delivery). For the avoidance of doubt, counsel for a Party may send notices, requests, claims, consents demands or other communications on behalf of such Party.

Section 5.4     Severability.  If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any present or future Law or public policy in any jurisdiction, as to that jurisdiction, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party, and (d) such terms or other provision shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 5.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by electronic mail in .pdf format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 5.6 Entire Agreement; No Third-Party Beneficiaries.  This  Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties, or between any of them, with respect to the subject matter of this Agreement. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except for the provisions of Section 2.7 (which, from and after the Closing Date, shall be for the benefit of, and may be enforced by, IPT Liquidator LLC). The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 5.7 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties hereto by action taken or authorized by the Company Board (with the prior approval and recommendation of the Company Special Committee) and the BCI IV Board (with the prior approval and recommendation of the BCI IV Special Committee), respectively. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 5.8 Governing Law. This Agreement, and all Actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to any choice or conflicts of Law principles (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

Section 5.9 Consent to Jurisdiction. Each Party irrevocably agrees and consents (a) to submit itself to the exclusive jurisdiction of the Circuit Court for Baltimore City (Maryland), and to request assignment to the Business and Technology Case Management Program (the “Maryland Court”) for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement, (b) that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (c) that it waives any objection to the laying of venue of any Action in the Maryland Court and agrees not to plead or claim in the Maryland Court that such litigation brought therein has been brought in any inconvenient forum, (d) that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Agreement in any court other than the Maryland Court, and (e) that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party hereby irrevocably and unconditionally agrees to request and/or consent to the assignment of any Action to the Maryland Court’s Business and Technology Case Management Program. Nothing in this Agreement shall limit or affect the rights of any Party to  pursue appeals from any judgments or order of the Maryland Court as provided by Law. Each Party agrees, (x) to the extent such Party is not otherwise subject to service of process in the State of

Maryland, to appoint and maintain an agent in the State of Maryland as such Party’s agent for acceptance of legal process, and (y) that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to clauses (x) or (y) above shall have the same legal force and effect as if served upon such Party personally within the State of Maryland.

Section 5.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 5.11 Remedies. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 5.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.11.

Section 5.13 Authorship. The Parties agree that the terms and language of  this Agreement are the result of negotiations among the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be  decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, all as of the date first written above.

BCI IV PORTFOLIO REAL ESTATE HOLDCO LLC

By: BCI IV Operating Partnership LP, its sole member

By: Black Creek Industrial REIT IV Inc., its general partner

By: /s/ JEFFREY W. TAYLOR

Name: Jeffrey W. Taylor

Title: Managing Director, Co-President

INDUSTRIAL PROPERTY OPERATING PARTNERSHIP LP

By: Industrial Property Trust, its general partner

By: /s/ THOMAS G. MCGONAGLE

Name: Thomas G. McGonagle

Title: Chief Financial Officer